Exhibit 10.17
Confidential materials omitted and filed separately with the SEC. Asterisks denote omissions.
EXPLORATION AND OPTION TO LEASE AGREEMENT
This EXPLORATION AND OPTION TO LEASE AGREEMENT (hereinafter “Exploration Agreement”), made and entered on this 13th of February, 2004, between the CROW TRIBE OF INDIANS, Crow Agency, Montana 59022, (hereinafter “Crow Tribe”), and WESTMORELAND RESOURCES, INC., a corporation organized under the laws of the State of Delaware, with its principal place of business at P.O. Box 449, Hardin, Big Horn County, Montana (hereinafter “Westmoreland”).
RECITALS
A.
The Crow Tribe owns, and is in possession of, mineral properties underlying land commonly referred to as the “South Extension” as shown on Exhibit “B.” The Crow Tribe also owns some limited surface interests in the South Extension.

B.	The Crow Tribe represents the South Extension contains evidence of coal deposits of value and offers potential for the development of coal.
C.	The proper exploration and evaluation of the coal deposits, and their proper development and sale, will require the expenditure of large sums of capital and adequate time.
D.
Westmoreland is able and willing to furnish the capital required for the development of the coal deposits located in the Mining Area, but only in accordance with, and subject to, the conditions set forth in this Exploration Agreement.

E.
The Minerals Management Service of the United States Department of the Interior has made demand on Westmoreland for payment of additional royalties and interest on revenue received by Westmoreland from Northern States Power (now Xcel) relating to the 1986 NSP Coal Reserve Option payments. The parties desire to settle said claim as provided herein.

F.
Westmoreland currently mines coal owned by the Crow Tribe pursuant to the Amended Coal Mining Lease Indian Lands (“Tract III Lease”) entered into on November 26, 1974, and subsequently amended. The terms of the Tract III Lease may be amended by this Exploration Agreement if certain contingencies occur.

G.	The Crow Tribe wishes to obtain the assistance of Westmoreland in connection with the Crow Tribe’s desire to obtain an aerial photographic survey of the Crow Reservation.
H.	The Crow Tribe wishes to expand the amount of surface rights owned by the Tribe within the boundaries of the Crow Reservation.
I.	This Agreement and the Coal Lease are entered into pursuant to the Indian Mineral Development Act of 1982.

Confidential materials omitted and filed separately with the SEC. Asterisks denote omissions.
THEREFORE, based on the foregoing, and for good and valuable consideration, the parties represent, covenant, state, and agree as follows:
SECTION 1 DEFINITIONS
1.1 Allotted Land: All allotted trust land, as well as all allotted fee land, owned by individual Crow Indians whether or not subject to federal restraints on alienation.
1.2 Regional Director: The Regional Director of the Bureau of Indian Affairs, Rocky Mountain Regional Office, Billings, Montana, or any of that individual’s successors.
1.3 Carrier: Trucks, railroads, conveyor belts, pipelines, or any instrumentality or machinery used to deliver Coal after sale.
1.4 Coal: Any combustible carbonaceous rock, whether classified as anthracite, bituminous, subbituminous, or lignite, as defined by ASTM Standard D-388-77, along with all substances mixed with Coal.
1.5 Coal Delivery or Delivered Coal: Coal loaded into a Carrier at the load out facility operated by Westmoreland on the Tract III Lease for movement to another location for commercial use.
1.6 Coal Lease: The document attached hereto as Exhibit A, which was executed concurrently with execution of this Exploration Agreement, by the Crow Tribe and Westmoreland.
1.7 Crow Indian: An individual who is properly enrolled as a member of the Crow Tribe.
1.8 Crow Reservation: All lands lying within the exterior boundaries of the Crow Indian Reservation in the state of Montana. For the purposes of this Exploration Agreement, the “Crow Reservation” is further divided into: (i) Allotted Land; (ii) Tribal Land; and (iii) Fee Land, as those terms are defined herein.
1.9 Exercise Date: The date on which Westmoreland exercises its option to lease pursuant to Section 3.2.
1.10 Exploration Agreement: This document and the exhibits and attachments hereto.
1.11 Exploration Rights: The exclusive right to enter in and upon the Prospect Area or Mining Area for the purpose of conducting drilling, exploration, environmental testing, monitoring, data gathering, and other incidental rights relating thereto, including the right to remove and test samples of Coal. These Exploration Rights shall be limited in scope and only pertain to Coal exploration.

Confidential materials omitted and filed separately with the SEC. Asterisks denote omissions.
1.12 Facilities Area: The area within the Tract III Lease that will be utilized and is necessary for the production of Coal under this Exploration Agreement, including, but not limited to, haul roads, access roads, buildings, water drainage courses, dams, ponds, water wells and storage facilities, Coal processing facilities, railroads, sidetracks, switches, storage facilities, conveyors, and other structures and improvements.
1.13 Fee Land: Any land except Tribal Land and/or Allotted Land.
1.14 Mining Activities: All functions and activities, whether performed on or off the Crow Reservation, required to prepare for and conduct the mining, preparation, transportation, and marketing of Coal, by any method, from the Mining Area covered by this Exploration Agreement; including, but not limited to:
a.	Pre-development drilling, sampling, testing, and data gathering activities;

b.	Environmental and permitting activities;
c.	Design, construction, and operation of the mine and related facilities such as buildings, power lines, access roads, railroads, and other transportation facilities;
d.	Hauling Coal, Coal processing, or delivery to a Carrier and all equipment, machinery, and workers related thereto;

e.	Related administrative activities;

f.	Termination activities; and

g.	Reclamation.
1.15 Mining Area: The tract of the South Extension Area selected and identified pursuant to Section 8 of this Exploration Agreement.
1.16 Mining Permits: All permits, plans, licenses, and approvals required by the Surface Mining Control and Reclamation Act of 1977; the Clean Air Act of 1990; the Federal Water Pollution Control Act, as amended; and all other applicable governmental permits, plans, approvals, and licenses required in order to conduct Mining Activities as contemplated by this Exploration Agreement.
1.17 Operating Subsidiary: A wholly owned subsidiary of Westmoreland to which Westmoreland may sublease or assign all or a portion of the lands leased pursuant to this Exploration Agreement and the Mining Area.

Confidential materials omitted and filed separately with the SEC. Asterisks denote omissions.
1.18 Prospect Area: The area of land identified on the map or maps attached hereto as Exhibit B.
1.19 Secretary of Interior or Secretary: The Secretary of Interior of the United States or his duly authorized representative.
1.20 South Extension: An area of land on the Crow Reservation south of the existing Tract III Lease, shown on Exhibit “B.”
1.21 Superintendent: The Superintendent of the Bureau of Indian Affairs at Crow Agency, Montana.
1.22 Ton: A measure of weight of 2000 pounds avoirdupois.
1.23 Tract III Lease: The existing Coal Mining Lease (United States Department of the Interior Bureau of Indian Affairs, Contract No. 1420-0252-4088, Tract 3, Sale 3), together with all amendments and exhibits thereto, entered into between the Crow Tribe and Westmoreland.
1.24 Tribal Attorney: An attorney retained by the Crow Tribe to represent and act as the legal representative for the Crow Tribe with regard to this Exploration Agreement.
1.25 Tribal Land: All land, whether now owned or hereafter acquired, held in trust by the United States of America for the Crow Tribe, as well as all Fee Land owned by the Crow Tribe, including Fee Land subject to federal restrictions on alienation.
1.26 Tribal Coal: All Coal, any interest in which is owned by the Crow Tribe, whether held in fee or in trust by the United States for the benefit of the Crow Tribe, or in fee subject to a restriction on alienation.
1.27 Trust Land: All land held in trust by the United States of America for individual Crow Indians or for the Crow Tribe.
SECTION 2 EXPLORATION LICENSE
2.1 Grant. The Crow Tribe grants to Westmoreland, for a term commencing on the date of approval of this Exploration Agreement by both parties and ending on April 1, 2005 (unless extended pursuant to Section 5.4), Exploration Rights in and on the Prospect Area for all Tribal Land and Tribal Coal located within the Prospect Area. Approval by the Crow Tribe shall be given by signature of the Chairman and approval as provided in Section 5.1. Approval by Westmoreland shall be upon approval by its Board and execution of this Agreement by its executive.

Confidential materials omitted and filed separately with the SEC. Asterisks denote omissions.
2.2 Exploration Rights. Westmoreland, as licensee, shall have the right to exercise all Exploration Rights, including the right to drill, prospect, explore, test, develop, and work at its own discretion and at its own expense, on all or any part of the Prospect Area on the condition all work and all improvements made by Westmoreland on the Prospect Area, or any part of the Crow Reservation, under the terms of this Exploration Agreement and during the period of this Exploration Agreement, shall be done in a miner-like and proper manner, so that the Prospect Area shall be carefully operated and the minerals contained in the Prospect Area may be sampled and evaluated in an economical and environmentally responsible manner.
a.
Roads. Westmoreland may use existing roads, if any, on the South Extension and may construct and maintain at its own expense any additional roads within the Prospect Area that are necessary in carrying on prospecting and exploration work. The Crow Tribe consents to the construction and use of such roads and will cooperate in obtaining any needed consents or approvals from any government entity, including the BIA.

b.
No Public Right. The public shall obtain no rights to any roads constructed by Westmoreland, nor shall Westmoreland be obliged to maintain said roads for use by any other person, or permit any other persons to use them, and on termination of this Exploration Agreement, or if at any time it becomes unnecessary for Westmoreland to use any roads for conducting authorized operations, the right to use and any obligation to maintain the roads shall cease and, subject to any need to use roads to complete reclamation, all rights shall revest in the surface owner.

Installations made by Westmoreland in connection with roads may be removed by Westmoreland.
c.
Removal and Reclamation. Installations made by Westmoreland in connection with roads may be removed by Westmoreland. If Westmoreland does not exercise its option, and subject to all terms and conditions of its governmental permits, Westmoreland will reclaim and restore all roads and related installations it has constructed, except to the extent that the surface owners (including the Crow Tribe) wish them to remain in place.

2.3 Licensing and Permits. Prior to exercising the exploration rights set forth in this Exploration Agreement, Westmoreland shall obtain all necessary licenses and permits from the federal government. The parties recognize that time is of the essence in Westmoreland’s ability to conduct exploration within the Prospect Area, and it is contemplated that Westmoreland will be able to obtain a federal approval of a prospecting permit for the limited purpose of conducting those exploration activities immediately after the Crow Tribe’s approval of this Agreement, and prior to federal approval pursuant to the requirements of the IMDA. The Crow Tribe shall cooperate fully with Westmoreland in Westmoreland’s attempt to obtain all requisite licenses and permits, and the Crow Tribe shall impose no charges for same.

Confidential materials omitted and filed separately with the SEC. Asterisks denote omissions.
2.4 Exploration Results. Upon exercise of its option to lease as provided for in Section 3 of this Exploration Agreement, or if Westmoreland elects not to lease, Westmoreland shall provide one copy each to the Crow Tribe, MMS, and the Regional Director of logs, tests, and other raw data obtained through the exploration efforts of Westmoreland on the Prospect Area, which the Crow Tribe, MMS, and the Regional Director agree to keep strictly confidential. If Westmoreland elects not to lease, all data developed hereunder shall be provided to the Crow Tribe as additional consideration for the right of first refusal provided in Section 3.3. Westmoreland shall not provide or disclose the data to any other party. The data provided to the Tribe may be used without restriction by the Tribe and its consultants for planning a Tribally-owned mine or provided by the Tribe to other potential lessors, developers, operators, or partners at the Tribe’s sole discretion.
2.5 Reservation of Right to Grant Additional Exploration Licenses. The Crow Tribe retains the right to grant exploration rights for minerals other than Coal, on the Prospect Area designated by Westmoreland, but the parties agree any exploration rights so granted shall not interfere with the exploration rights of Westmoreland. Any exploration rights granted to parties other than Westmoreland covering the Prospect Area shall provide that activities conducted pursuant to such rights are subordinate to the exploration rights of Westmoreland and thus shall not interfere with Westmoreland’s exploration rights and shall further provide any selection of a mining (including drilling for hydrocarbons) area by such third parties shall be made only after Westmoreland has selected its Mining Area in accordance with Section 8 of this Exploration Agreement, and after selection, Westmoreland shall have the exclusive use of said Mining Area. To the extent practicable, Westmoreland shall conduct its exploration activities so as not to diminish the quantity or value of the Tribe’s Coal or coal bed methane resources in seams that Westmoreland does not intend to mine under this Agreement.
SECTION 3 OPTION TO LEASE
3.1 Exclusive Option to Lease. Westmoreland shall have the exclusive option to lease the Crow Tribe’s Coal in the Prospect Area. Said option shall be exercised, if at all, upon completion of Westmoreland’s exploration and reserve analysis in the Prospect Area or no later than April 1, 2005, unless Westmoreland elects the extension provided in provision 5.4 of this Exploration Agreement.
3.2 Exercise of Option. If Westmoreland elects to exercise the option granted and receive a Coal Lease to the Mining Area, it shall notify the Crow Tribe in a manner in accordance with provision 25.3 of this Exploration Agreement. On giving such notice, Westmoreland shall be entitled to receive, in accordance with and subject to the terms of this Exploration Agreement, a lease in the form of the Coal Lease attached hereto as Exhibit A. The Crow Tribe shall, on the receipt of the notice of Westmoreland’s intention to exercise its option, deliver the fully executed lease to Westmoreland.

Confidential materials omitted and filed separately with the SEC. Asterisks denote omissions.
3.3 Conversion of Option into Right of First Refusal. The option to demand and receive a Coal Lease, if not exercised, shall convert into a right of first refusal for as long as Westmoreland operates the Absaloka Mine. If the Crow Tribe receives an offer to lease Coal in the Prospect Area from any party other than Westmoreland during the right of first refusal period, it must present to Westmoreland an offer to lease said Coal on the same terms as said offer, and Westmoreland shall have sixty (60) days within which to accept or reject.
This right of first refusal shall not apply if, after Westmoreland fails to exercise its option, the Crow Tribe decides to develop the Coal in the Prospect Area itself, or through any entity or joint venture of which the Crow Tribes owns not less than one-half (i.e., a Tribally-owned mine); provided, however, that Westmoreland will be given the opportunity to bid on any general contract for operating a Tribally-owned mine in the Prospect Area.
The Crow Tribe must inform any offeror no later than five (5) days after receiving any offer of Westmoreland’s right of first refusal.
3.4 Machinery and Equipment. No equipment, tools, machinery, improvements, or personal property of any nature or description brought or placed in the property prior to the exercise of this option by Westmoreland for use in the work shall become a fixture.
All the equipment, structures, improvements, and other property shall remain the property of Westmoreland, subject to removal by Westmoreland. If Westmoreland does not exercise this option, it shall be entitled to remove all equipment, tools, machinery, structures, improvements, and personal property from the property within ninety (90) days after the expiration of this option.
3.5 Title of Owner. The Crow Tribe represents that it is the lawful owner of all minerals located in the Mining Area, as specifically described herein, and such Tribal Land as is located in the Mining Area. The Crow Tribe further represents the minerals covered by this Exploration Agreement are each free from all liens and encumbrances of every nature and description.
During the period of this option, the Crow Tribe shall protect all of its property in the Mining Area from any and all liens except those arising from the acts of Westmoreland on the Mining Area.
The Crow Tribe shall not encumber any of its property in the Mining Area or any part of it and shall furnish to Westmoreland satisfactory evidence of good title to same not less than ninety (90) days after any written request from Westmoreland to do so.
Nothing herein shall be construed as prohibiting the Tribe from pledging or assigning payments due the Tribe under this Agreement, including lump sum payments, royalties, and taxes.
3.6 Unavoidable Delays. Any time lost by Westmoreland in the event of Force Majeure, as that term is defined in Section 11 of this Exploration Agreement, shall not run against the time specified in this Exploration Agreement for exercise of this option.

Confidential materials omitted and filed separately with the SEC. Asterisks denote omissions.
SECTION 4 SETTLEMENT WITH MMS
As additional consideration for this Exploration Agreement, the parties agree to settle the matters recited in the Settlement Agreement attached hereto as Exhibit C by executing same and carrying out its terms.
Except for the Exploration License granted in Section 2, the Crow Tribe’s performance of this Exploration and Option to Lease Agreement is contingent upon the Tribe’s receipt of the payment due under said Settlement Agreement as provided in Section 5.2 below.
SECTION 5 LUMP SUM PAYMENTS
Payments. In consideration for the execution of this Exploration Agreement, as well as the grant of the rights and obligations contained in this Exploration Agreement, and the agreement to settle the MMS dispute per Section 4, Westmoreland shall make lump sum payments as follows:
5.1 [*****] upon final approval of this Exploration Agreement, including the Coal Lease and the MMS Settlement Agreement. For purposes of this contingency, the term “final approval” shall mean binding approval of this Exploration Agreement and Coal Lease, and all exhibits and agreements attached thereto, by the Crow Tribe by signed approval of the Executive Branch of the governing body of the Crow Tribe of Indians and final and binding approval by the legislature of the Crow Tribe pursuant to Article V, Section 2(d), of the Constitution of the Crow Tribe. A true and correct copy of the Crow Tribal Legislative Act No. CLB 0402, enacted February 10, 2004, and approved February 12, 2004, approving this Exploration Agreement and the Coal Lease, and all exhibits and attachments, and authorizing the Executive of the Crow Government to execute said agreements on behalf of the Crow Tribe is attached hereto as Exhibit “D.”
If Westmoreland elects not to exercise its option, or if this Exploration Agreement is not approved by the Secretary as provided in Section 21, then the [*****], paid pursuant to this, shall be treated as an advance of royalty and taxes under the existing Tract III Lease and shall be reimbursed pro rata over the next twenty-four (24) months following expiration of the term of the option.
5.2 One Million Five Hundred Thousand Dollars and 0/100 ($1,500,000), following approval per Section 5.1, and upon approval and execution of the Settlement Agreement attached as Exhibit C, according to its terms, releasing Westmoreland from any further royalties, assessments, or taxes of any kind based on option payments received from Xcel Energy (formerly NSP), from the period from 1986 to 1999, as full, final and complete settlement of the MMS dispute. Following approval, execution, and payment as provided herein, the MMS Settlement Agreement shall survive any of the following: termination of this Exploration Agreement or the Coal Lease, or failure or refusal of the Secretary to approve same, and shall be permanent and binding according to its terms.
This lump sum payment for the MMS Settlement Agreement is not contingent upon federal approval of this Exploration and Option to Lease Agreement or associated prospecting permit or Coal Mining Lease and is non-recoupable according to the terms of the Settlement Agreement, as long as it has been separately approved according to its terms.

Confidential materials omitted and filed separately with the SEC. Asterisks denote omissions.
5.3 If Westmoreland elects to exercise the option specified in Section 3 of this Exploration Agreement, Westmoreland shall pay the Crow Tribe the sum of [*****], which shall be paid, less any advance payment as provided in Section 5.4 below, within ten (10) days of exercising the option.
5.4 Westmoreland may extend its exploration rights and the date for exercising its option from April 1, 2005, to June 1, 2006, by paying an additional [*****] to the Crow Tribe on or before April 1, 2005. If Westmoreland subsequently elects to exercise its right to mine, said [*****] shall be an advance on the consideration required for Westmoreland’s right to elect its option as specified in provision 5.3. If Westmoreland elects not to exercise its option, then [*****] of this payment shall be treated as an additional advancement on royalty and taxes under the existing Tract III Lease to be reimbursed over the next eight (8) quarters.
5.5 With the exception of the contingencies outlined in Sections 5.1 and 5.4 of this Exploration Agreement, the above described lump sum payments shall not be recoupable against future royalties, taxes, or any other amounts Westmoreland owes the Crow Tribe.
5.6 All lump sum payments to the Crow Tribe shall be made to the Superintendent in trust for the use and benefit of the Crow Tribe.
5.7 All lump sum payments shall be paid by electronic funds transfer to an account or accounts designated by the Crow Tribe and approved by the Superintendent.
SECTION 6 AMENDMENT TO TRACT III LEASE
6.1 Royalty Renegotiation. Lessor and Lessee agree that the royalty renegotiation provided for in the Tract III Lease, which is scheduled for November of 2004, shall be resolved as follows: Lessor and Lessee agree that the tax and royalty terms of the Coal Lease shall be amended into, and shall apply, to the Tract III Lease from and after December 1, 2004, for new Coal sales (new sales made or contracted after December 1, 2004). Current Tract III Lease Royalty Rates shall remain in effect on all sales made under contracts existing on December 1, 2004, through their term, or any price renegotiation date, whichever comes first, but Westmoreland shall agree that on such sales, the Crow Tribe will realize an overall royalty of not less than that provided in Article 7 of the Coal Lease.
6.2 Extension of Tract III Lease. If Westmoreland exercises its option to lease under this Exploration Agreement, the parties recognize that Westmoreland must use its current Tract III Facilities Area for the efficient production of Coal from the Mining Area for the entire period during which Westmoreland conducts Mining Activities in the Mining Area. The parties further recognize that it is to their mutual interest and benefit to maintain Westmoreland’s Tract III facilities area beyond the end of the current projected Tract III production to provide the means for future production should market conditions warrant. Therefore, if Westmoreland exercises its option to lease hereunder, the Tract III Lease shall be amended to provide that Westmoreland shall have the option to extend the term of the Tract III Lease beyond production of Coal in paying quantities for a term equal to the term of the Coal Lease by the payment of One Dollar and 0/100 cents ($1.00) per acre per year as minimum royalty under the Tract III Lease.

Confidential materials omitted and filed separately with the SEC. Asterisks denote omissions.
6.3 Tribal Employment. The Tribal employment provisions in Article 36 of the Coal Lease shall also apply to the Tract III Lease effective upon the Tribe’s approval of this Agreement.
6.4 Amendment to Tract III Lease. The parties will amend the Tract III Lease to reflect the terms of this Section 6.
SECTION 7 PHOTOGRAPHIC SURVEY
As additional consideration for the promises herein, following execution of this Exploration Agreement and approval by the Secretary, Westmoreland shall actively assist the Crow Tribe in its plan to obtain and create a photographic survey of the Crow Reservation. Westmoreland will provide technical advice and support to the Crow Tribe’s project manager. Westmoreland’s staff, time, and availability will be contingent upon and limited by Westmoreland’s own work load. In addition, Westmoreland will provide One Hundred Twenty-Five Thousand Dollars and 0/100 cents ($125,000.00) to the Crow Tribe to help fund this project. Said fund shall be available thirty (30) days after the date upon which final approval of this Exploration Agreement is granted by the Secretary. At the Tribe’s option and request at any time thereafter, the remaining balance of the fund shall be paid directly to the Tribe.
SECTION 8 SELECTION OF MINING AREA
8.1 Mining Tract Designation. On or before the Exercise Date, Westmoreland shall select, from the Prospect Area, the Mining Area. Selection of the Mining Area shall not itself constitute exercise of the option, and the Mining Area may be amended by Westmoreland prior to the Exercise Date.
8.2 Selection Notice. Westmoreland shall select the Mining Area by delivering to the Crow Tribe written notice, in the manner set forth herein, providing the legal description of the tract selected. The mining tract described in the notice shall constitute the Mining Area. The Mining Area shall be identified and by addendum attached to the Coal Lease.
SECTION 9 COAL LEASE
9.1 Execution and Approval of Lease Form. The parties will execute and the Crow Tribe will approve the Coal Lease in the manner provided in Section 5.1 at the same time as this Exploration Agreement. In addition, the parties shall request that approval of the attached Coal Lease be simultaneous with approval of this Exploration Agreement by the Secretary. The parties agree to cooperate to seek approval of all terms of this Exploration Agreement and Coal Lease by the Secretary as expeditiously as possible. Approval of the Coal Lease is subject to the limitations in Section 21.6.

Confidential materials omitted and filed separately with the SEC. Asterisks denote omissions.
9.2 Effective Date of Lease. In the event Westmoreland elects to exercise its option to lease, the Coal Lease shall take effect thirty (30) days following Westmoreland’s notice of its election to lease.
9.3 Limitation of Mining Area. Notwithstanding any provision in this Exploration Agreement or the Coal Lease, any grant of rights from the Crow Tribe to Westmoreland to use or lease land, or to explore for and/or mine Coal is limited to Tribal Land and Tribal Coal. To the extent there is other land and/or Coal located in the Prospect Area and/or the Mining Area, Westmoreland shall be responsible for obtaining any necessary right to enter, explore for, and mine Coal on said land or to use and occupy said land, including the acquisition of any necessary surface rights.
9.4 Acreage Under Lease. Lessee currently leases Coal owned by Lessor outside the boundaries of the Crow Reservation pursuant to the terms of the Tract III lease. Lessee may identify and lease a Mining Area in excess of 2,560 acres, but not more than 3,400 acres, in a single, reasonably compact block. Approval of the Exploration Agreement and Coal Lease shall constitute consent of the Crow Tribe and approval by the Secretary of the Interior, pursuant to applicable law (including 25 C.F.R. §211.25) of: (a) Lessee holding both the Tract III lease and the Coal Lease; and (b) Lessee leasing more than 2,560 acres, but not more than 3,400 acres under the Coal Lease.
SECTION 10 ACQUISITION OF SURFACE RIGHTS
10.1 The parties recognize that Exploration Rights and Mining Activities will require acquisition of surface rights and/or payment for use and/or damage to surface owners. The parties also recognize that without the ability to conduct Mining Activities in the Mining Area, the Crow Tribe will be unable to realize financial returns of significant benefit to the Crow people.
10.2 Westmoreland will be solely responsible for the cost of paying surface property owners for interests acquired, including grants of ownership, easements, or leases, and for payment of any loss of use or surface damage incurred.
10.3 The Crow Tribe will cooperate and reasonably assist Westmoreland in gaining access to the surface as required to conduct Mining Activities. The Crow Tribe acknowledges that, according to the law, custom, and usage of the Crow Tribe, it has the right, particularly within the boundaries of the Crow Reservation, but also elsewhere, to use and disturb the surface and subsurface of lands, including lands owned by others, to explore for and evaluate mineral deposits, to extract minerals owned by the Crow Tribe, and to convey these rights to a mineral lessee, subject only to the obligation of the Crow Tribe, or the mineral lessee as the case may be, to compensate the property owner for any loss of use or damage to the property. The Crow Tribe agrees to fully support Westmoreland’s efforts in accord with this principle, to obtain such surface rights as may be required to conduct Mining Activities under this Exploration Agreement, or to enforce said right to mine subject to said obligation to reasonably compensate surface owners for loss of use and damage to property.

Confidential materials omitted and filed separately with the SEC. Asterisks denote omissions.
10.4 If Westmoreland’s acquisition of surface title within the Crow Reservation would otherwise be prevented as a practical matter by the operation of Section 2 of the 1920 Crow Allotment Act, 41 Stat. 751, 752, and initial acquisition of such lands in the name of the Crow Tribe would lawfully avoid the impediment, the Tribe agrees to cooperate with Westmoreland by taking title to (and, as applicable, exchanging) such lands as are necessary for the purposes of this Agreement in its name and subject to Westmoreland’s rights to use and possess them or to use them for exchange purposes pursuant to Sections 16.2 and 16.3. Nothing in this Agreement shall affect any rights of individual Crow allottees or their heirs or successors arising under Section 2.
SECTION 11 FORCE MAJEURE
11.1 Suspension of Obligations. In the event of Force Majeure, as defined in this section, the obligations of Westmoreland pursuant to this Exploration Agreement and the documents executed pursuant to this Exploration Agreement, including deadlines for exercising options, shall be suspended, and the term of this Exploration Agreement and all time periods provided for herein shall be extended during the period of Force Majeure, but for no longer period, except as otherwise provided by this Exploration Agreement. However, this provision shall not apply to the settlement with MMS addressed in Section 4.
11.2 Definition. The term “Force Majeure”, as used in this Exploration Agreement, means any cause beyond the control of Westmoreland, including, but not limited to: acts of God, labor disputes, insurrections, riots, labor or material shortages, break downs of or damage to equipment or facilities, interruption of transportation of Coal, (including rail car shortages), embargoes, fires, explosions, floods, litigation of any nature preventing Westmoreland from exercising any rights outlined in this Exploration Agreement, the elements, casualties not attributable to Westmoreland, an administrative delay in a governmental agency (including Tribal Government), which is not caused by Westmoreland’s action, newly enacted or mandatory legislation or administrative regulations or changes in the interpretation thereof, orders of civil or military authority or of anybody having jurisdiction over the parties, the Prospect Area or the Mining Area, and extraordinary circumstances not attributable to and not reasonably foreseeable by a reasonably prudent operator, whether such situations affect Westmoreland directly or by reason of their effect on a subsidiary, customer, contractor, shipper, or supplier, which wholly or partly prevent the exercise of the Exploration Rights or the mining or delivery of Coal at a reasonable profit.
The examples enumerated above are by way of example, and not limitation. Force Majeure shall not include any condition arising out of business risks such as fluctuations in prices, sales, or costs, including costs of compliance with requirements for environmental protection; commonly experienced delays in delivery of supplies or equipment; or inability to obtain sufficient sales.
11.3 Mitigation. Westmoreland shall diligently attempt to remedy, as soon as possible, any Force Majeure and to mitigate its effects on the implementation of this Exploration Agreement and on the payments due the Crow Tribe hereunder; provided, that nothing contained herein shall require the settlement of strikes, lockouts, or other labor difficulties by Westmoreland contrary to its wishes, and the disposition or manner of handling or remedying any and all such labor difficulties is hereby expressly acknowledged to be entirely within the discretion of Westmoreland.

Confidential materials omitted and filed separately with the SEC. Asterisks denote omissions.
11.4 Procedures. If a period of Force Majeure is incurred, Westmoreland will notify the Crow Tribe within thirty (30) days from the beginning of such period of Force Majeure. The notice will include descriptions of the circumstances that prevent Westmoreland’s performance and Westmoreland’s plans and efforts to remedy or mitigate the Force Majeure, and an estimate of the expected duration of the period of Force Majeure. When the period of Force Majeure has ended, Westmoreland will also notify the Crow Tribe. Notice of the commencement of and cessation of Force Majeure periods will be given to the Crow Tribe in writing in accordance with provision 25.3 of this Exploration Agreement. Notice shall also be given to the Regional Director and to the Tribal Attorney.
SECTION 12 CROW REPRESENTATIVES
Authorized Representative. Crow Tribal Chairperson, who is recognized as such by the BIA, or the said Chairperson’s designee (“Designated Official”), shall be the sole party authorized to deal with Westmoreland on any matters related to this Exploration Agreement, excluding regulatory matters and any action taken or authorized by the Tribal Chairperson or the Designated Official shall be deemed to be action taken or authorized by the Crow Tribe unless the authority of the Tribal Chairperson or the Designated Official has been called into question or otherwise been diminished or withdrawn by a properly adopted Tribal resolution delivered to Westmoreland. Westmoreland may otherwise rely upon the authority of the Tribal Chairperson or the Designated Official in conducting any transactions, negotiations, or dealings involving the Crow Tribe, to the full extent of the Chairperson’s powers as head of the Executive Branch of the Crow Tribal Government as provided in Article IV of the Constitution and Bylaws of the Crow Tribe.
SECTION 13 EMPLOYMENT STANDARDS
Employment Rights. Tribal employment rights are provided in Article 36 of the Coal Lease.
SECTION 14 ASSIGNMENT
14.1 Assignment of Rights. Each right and obligation hereunder shall extend to and be binding upon, and every benefit hereof shall inure to the heirs, executors, administrators, successors, or assigns of the respective parties.
14.2 Restriction on Assignment. Westmoreland agrees not to assign this Exploration Agreement, by an operating agreement or otherwise, not to sublet any portion of the lands under this Exploration Agreement except with the approval of the Crow Tribe and the Secretary, provided, however, such approval shall not be unreasonably withheld. It is further provided such approval shall not be required in the event the assignment or sublease is to an Operating Subsidiary of Westmoreland. Westmoreland shall, however, provide notice of such assignment to the Crow Tribe, the Tribal Attorney, and the Regional Director.

Confidential materials omitted and filed separately with the SEC. Asterisks denote omissions.
SECTION 15 CROW REGULATION
15.1 Recognition of Tribal Sovereignty. Westmoreland recognizes the sovereignty of the Crow Tribe as established by treaty and recognized by federal law. The parties recognize the Crow Tribe, as a sovereign, is concerned with the protection of the health and general welfare of the Crow Tribe and its members, the quality of the environment, the protection, and conservation of tribal resources as well as concerns for the Crow Tribe’s unique cultural interests. The rights provided by this Section 15 are in addition to, and do not diminish, the rights provided in Section 18.
15.2 Tribal Recognition of Competitive Nature of Mining. The Crow Tribe recognizes the competitive nature of mining and the need for Crow Tribal Coal to be competitive in the marketplace with other Coal mines located within and without Montana. The Crow Tribe also recognizes the Coal mined from the property covered by this Exploration Agreement will compete with low-cost incremental Coal production from existing operations, including non-tribal operations.
15.3 Notification of Increased Government Costs. The Crow Tribe agrees that while it may adopt laws or regulations that affect the conduct of Westmoreland’s business and exploration and Mining Activities pursuant to this Exploration Agreement, such laws or regulations will not be effective, as to Westmoreland, until one hundred and twenty (120) days after Westmoreland has been provided with a copy of such regulation or law. Westmoreland shall then have the right to determine whether the law results in any increased governmental costs to Westmoreland.
a.
Definition. For purposes of this Exploration Agreement, “Governmental Costs” shall include all externally imposed costs on Westmoreland, including, but not limited to, costs incurred by an Operating Subsidiary and other costs associated with Mining Activities (excluding the costs of Westmoreland’s regular staff required for reporting to the Crow Tribe as a government), whether imposed by the Crow Tribe, the United States, or some other governmental entity.

b.	Governmental Costs, as used herein, shall not include state, county, local, or tribal taxes, which are addressed elsewhere in this Exploration Agreement.
15.4 Objection Procedure. If Westmoreland determines the new law or regulation will increase Westmoreland’s total current Governmental Costs, Westmoreland shall notify the Crow Tribe, in writing, detailing the basis of Westmoreland’s belief. Westmoreland and the Crow Tribe shall thereafter meet within thirty (30) days after the Crow Tribe’s receipt of Westmoreland’s notice to discuss the matter. If, after that meeting, Westmoreland maintains its position and the Crow Tribe does not amend or modify the Tribal Law to remove Westmoreland’s objection, Westmoreland may seek arbitration regarding such law or regulation and its economic impact on Westmoreland.

Confidential materials omitted and filed separately with the SEC. Asterisks denote omissions.
15.5 Effect of Arbitrator’s Determination. If the arbitrators rule that the law does not increase Westmoreland’s Governmental Costs, then Westmoreland shall comply with such law, unless otherwise provided for herein, including Section 18. If the arbitrators determine the new law or regulation results in an increase in Governmental Costs, then Westmoreland shall comply with the new law or regulation but the Crow Tribe shall, at its option, either subsidize the increased Governmental Costs through a tribal tax credit or waive the applicability of the new law or regulation to the extent it results in Westmoreland’s Governmental Costs.
If the arbitrators have not ruled within the one hundred and twenty (120) day period prior to the new tribal law or regulation taking effect, Westmoreland will comply with the new law or regulation as provided above until a ruling is made, provided, however, that in the event the arbitrators subsequently rule that the tribal law under review causes the total Governmental Costs of mining Crow Coal to increase, then Westmoreland shall be entitled to recover the difference in such costs incurred from the end of the one hundred and twenty day (120) period provided for above until the date the arbitrators’ ruling goes into effect. Such recovery shall be paid by the Crow Tribe by giving Westmoreland a deduction in tribal taxes due or to become due from Westmoreland.
15.6 Arbitrators Standard of Review. In determining whether the tribal law under review causes the Governmental Costs of mining Crow Coal to increase, the arbitrators shall compare the Governmental Costs applicable to mining under this Exploration Agreement and the Coal Lease prior to enactment to said Governmental Costs after enactment. Such costs shall include, but not be limited to, fees, operating expenses, safety requirements and reclamation costs. In making this comparison, the arbitrators shall take into account all relevant factors they consider reasonable and necessary to permit a valid comparison. In addition, the arbitrator may consider any savings or reduction in Governmental Costs of mining Crow Coal which have resulted from the passage of other tribal laws, and those savings shall be utilized as offsets in considering the Governmental Costs associated with the tribal law under review.
15.7 Prohibition Against Regulatory Takings. While making no representations as to the quality, quantity, or location of any Coal reserves subject to this Exploration Agreement, the Crow Tribe agrees it will take no action which precludes Westmoreland from mining Crow Coal covered by this Exploration Agreement where such Coal could otherwise be mined under state or federal law, nor will the Crow Tribe enact, as to Westmoreland, any law, ordinance, or regulation which would result in a regulatory taking of the rights and permits granted to Westmoreland under this Exploration Agreement. The Crow Tribe further agrees not to unreasonably withhold or delay any licenses, permits, or other concurrences required by Westmoreland pursuant to any law enacted by the Crow Tribe.
15.8 Procedure. Arbitration shall be conducted in accord with Section 26, except as otherwise provided in this section.

Confidential materials omitted and filed separately with the SEC. Asterisks denote omissions.
SECTION 16 TRIBAL LAND
16.1 Conveyance of Tribal Land. Notwithstanding any provision of this Exploration Agreement or the Coal Lease to the contrary, no lease of coal or option to lease by the Crow Tribe provided for herein, shall be construed by any court or regulatory agency, for any purpose, as a conveyance of Tribal Land in fee. Any such conveyance shall be considered a conveyance of a possessory interest only, and shall in no way be construed to divest the Crow Tribe of its jurisdiction over its land and activities occurring thereon. Except as expressly and unequivocally provided in this Exploration Agreement and Coal Lease (including, without limitation, the limited waivers of sovereign immunity contained therein), the Crow Tribe retains all attributes of its sovereignty and jurisdiction over the lands encumbered by this Exploration Agreement or any right-of-way granted hereunder, and over any activities occurring thereon.
16.2 Conveyance of Acquired Property. Westmoreland recognizes the Crow Tribe’s interest in obtaining title to property it may acquire within the boundaries of the Crow Reservation as part of its South Extension Project. Westmoreland agrees to convey to the Crow Tribe title to any property interest acquired within the boundary of the Crow Reservation pursuant to the Coal Lease at the conclusion of Mining Activities. Westmoreland shall retain the exclusive and entire right to use and possession of properties within the lease boundaries for the duration of its Mining Activities, including reclamation activities (through final bond release).
16.3 Property Acquired to Trade. This provision will not prevent Westmoreland from acquiring property within the boundaries of the Crow Reservation for the purpose of swapping or trading for other property, to allow Westmoreland to acquire title to surface within the Mining Area. Property acquired by Westmoreland for that purpose, and eventually used for that purpose, shall not be conveyed to the Crow Tribe. Further, to facilitate acquisition of property needed for Mining Activities, Westmoreland may encumber any property it acquires within the Crow Reservation or any property acquired by it for or in the name of the Crow Tribe with access road easements in favor of Westmoreland (for Mining Activities) or private owners as may be needed to arrange land swaps or purchases, for acquisition by Westmoreland of surface rights needed for Mining Activities. Westmoreland will not increase the number of acres owned on the Crow Reservation in fee by non-tribal members.
SECTION 17 TRIBAL TAXES
17.1 Tribal Severance and Gross Proceeds Taxes. The parties recognize the economic difficulties that will be encountered in developing a new mine in the proposed Mining Area which will be economically competitive in the marketplace, and that taxes on Coal mined hereunder have a negative effect on Westmoreland’s ability to market Tribal Coal and maximize the Crow Tribe’s royalties and Westmoreland’s profits. The parties further recognize this Exploration Agreement and the Coal Lease include provisions which will assist in making Crow Coal produced under the Exploration Agreement more marketable. Thus, except as otherwise provided in this Exploration Agreement or the Coal Lease, the parties hereto agree the activities of Westmoreland on the Crow Reservation pursuant to this Exploration Agreement shall only be subject to the Crow Tribe severance tax and gross proceeds tax calculated as provided in the Coal Lease and as further limited by its terms.

Confidential materials omitted and filed separately with the SEC. Asterisks denote omissions.
17.2 Exclusion of Additional Taxes. It is the intent of the Crow Tribe that the taxes provided for in this section and the Coal Lease shall be in lieu of all other ad valorem real or personal property taxes, or other taxes of any kind or character, including sales taxes, resource indemnity trust taxes, real, personal, or business property taxes, or income taxes the Crow Tribe might otherwise be empowered to levy against Westmoreland.
17.3 Preemption. It is the intent of the parties that the taxes imposed by the Crow Tribe will preempt all state and local taxes, since it is the finding and conclusion of the parties hereto that any additional or dual taxes will place the Coal produced under this Exploration Agreement and Coal Lease at a competitive disadvantage in the marketplace, thus frustrating the Crow Tribe’s efforts to market Crow Coal and improve the Crow Reservation’s economy. In particular, the parties acknowledge Westmoreland is unwilling to enter into this Exploration Agreement and Coal Lease without the tax incentives and protections provided herein and in the Coal Lease, and that Coal cannot be mined profitably if Westmoreland is required to pay dual state and tribal taxes.
SECTION 18 JURISDICTIONAL DISPUTES
If Westmoreland should, in good faith, question any tribal law or regulation on the basis the Crow Tribe does not have jurisdiction to pass such law, Westmoreland shall, subject to the other provisions of this Exploration Agreement, comply with such tribal law or regulation where there is no conflicting federal law, and such compliance shall continue until there is a determination by a court of competent jurisdiction that the Crow Tribe lacks jurisdiction to enforce such law. If there exists a conflict between the tribal law or regulation and a law or regulation of the United States or the state of Montana, Westmoreland shall comply with the tribal law unless Westmoreland obtains an opinion of counsel which provides Westmoreland with a good faith basis for believing that said law or regulation is preempted by conflicting state or federal law and that compliance with the conflicting state or federal law or regulation is appropriate. In such a situation, Westmoreland need only comply with the conflicting state or federal law or regulation until such time as a court of competent jurisdiction determines the state or federal law has no application to Westmoreland. Thereafter, Westmoreland shall, subject to other provisions of this Exploration Agreement, comply with the applicable tribal law or regulation.
SECTION 19 LIMITED WAIVER OF SOVEREIGN IMMUNITY
The Crow Tribe specifically and unequivocally waives its sovereign immunity from suit and hereby consents to being named as a party in any litigation between Westmoreland, an Operating Subsidiary and the Crow Tribe involving the construction, execution, interpretation, validity, enforcement, performance, or any dispute arising under this Exploration Agreement and the Coal Lease, including any dispute concerning the rights, responsibilities, and obligations of the parties hereto relating to the mining of Crow Coal under this Exploration Agreement and the Coal Lease. It is agreed that this waiver of sovereign immunity is limited and extends only to Westmoreland and an Operating Subsidiary and to no other parties, and that the waiver is further limited to only those matters referenced in this provision.

Confidential materials omitted and filed separately with the SEC. Asterisks denote omissions.
This waiver shall be effective such that both parties shall comply with the binding arbitration provisions of the Exploration Agreement and Coal Lease and either party may have recourse to federal court to fully enforce the parties’ agreement to arbitrate and the arbitration result pursuant to the Federal Arbitration Act found at 9 U.S.C. § 1, et seq.
This waiver of sovereign immunity is based upon the Crow Tribe’s opinion, belief and considered finding that the assertion of the Crow Tribe’s sovereign immunity in any dispute involving Westmoreland concerning this Exploration Agreement or the Coal Lease would be inappropriate. The parties expressly recognize this waiver shall not extend to or apply to any claim which might be brought against the Crow Tribe for punitive damages. Further, the parties expressly recognize this waiver shall not permit or authorize the sale or transfer of any property held by the United States in trust for the Crow Tribe. Except for an award of costs and attorneys’ fees of or for any arbitration proceedings, the Crow Tribe’s monetary liability resulting from any dispute arising under the referenced agreements and the waiver of sovereign immunity herein is limited to an award against the Tribe of offsets or withholding of future royalties and taxes otherwise payable by Westmoreland to the Crow Tribe, and/or injunctive relief providing for enforcement of Westmoreland’s right to explore, lease, and mine according to the referenced agreements.
A true and correct copy of Crow Tribal Legislative Act No. CLB 0402, enacted February 10, 2004, and approved February 12, 2004, approving this limited waiver of sovereign immunity as to matters arising in conjunction with this Exploration Agreement and Coal Lease, is attached hereto as Exhibit “D.”
SECTION 20 AUTHORIZATIONS
20.1 Crow Tribe Authorizations. The Crow Tribe warrants the execution of this Exploration Agreement has been validly authorized by the Crow Tribal Legislature and Executive Branch and that the execution by the Chairman of the Crow Tribe has been duly authorized and approved. A certified copy of a validly adopted resolution of the Crow Tribal Legislature approving this Exploration Agreement and Coal Lease and authorizing its execution by the officers whose signatures are set forth below is attached hereto as Exhibit D.
20.2 Opinion of Tribal Attorney. The Tribal Attorney has, simultaneously with the execution of this Exploration Agreement, delivered to Westmoreland an opinion that this Exploration Agreement is duly authorized and validly executed by the Crow Tribe in accordance with the Tribal Constitution and Bylaws, which opinion is attached hereto as Exhibit E.
20.3 Corporate Existence of Westmoreland. Westmoreland is a corporation duly incorporated, validly existing, and in good standing under the laws of the state of Delaware, is registered to do business in Montana, and its registration status in Montana is active and in good standing. Westmoreland has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

Confidential materials omitted and filed separately with the SEC. Asterisks denote omissions.
20.4 Authority. The execution and delivery by Westmoreland of this Agreement, and the performance by Westmoreland of its obligations hereunder, have been duly and validly authorized by Westmoreland and no other corporate action on the part of Westmoreland is necessary. Upon execution by the President of Westmoreland, and delivery by Westmoreland, and upon due execution by the Crow Tribe, and by governmental approval as provided herein, this Agreement shall be valid and binding upon Westmoreland and enforceable against Westmoreland in accordance with its terms.
20.5 Opinion of Counsel of Westmoreland. The legal counsel of Westmoreland has simultaneously, with the execution of this Exploration Agreement, delivered to the Crow Tribe an opinion that this Exploration Agreement is duly authorized and validly executed by Westmoreland, which opinion is attached hereto as Exhibit F.
SECTION 21 APPROVAL BY SECRETARY AND BY THE TRIBE
21.1 Approval by Crow Tribe. The Crow Tribe shall approve this and all attached and related exhibits and agreements in the manner provided in Section 5.1.
21.2 Approval by the Secretary. Approval by the Secretary is required. Westmoreland and the Crow Tribe shall cooperate in seeking prompt approval of this Exploration Agreement and the Coal Lease and all other agreements and exhibits attached or incorporated therein. Failure to obtain approval of the Secretary shall result in cancellation of this Agreement or related agreements as provided herein. It is understood that after approval by the Crow Tribe, further approval of the MMS Settlement Agreement by the Secretary (including the MMS) shall be independent from the Secretary’s approval of the remainder of the Exploration and Option to Lease Agreement.
21.3 Deadline for Secretarial Approval. The Secretary shall approve the agreements as provided in Section 21.2 within six (6) months of the date of the payment of the sum described in Section 5.1. If said approval does not occur within six (6) months, Westmoreland may, at its sole option, cancel this and all related agreements or extend the time provided for such secretarial approval. The parties anticipate and request that the separate approvals by the Secretary of the MMS Settlement Agreement (Exhibit C) and the Prospecting Permit referred to in Section 2.3 occur as soon after the Tribe’s approval of this Agreement as is reasonably practical.
21.4 Payments Prior to Secretarial Approval. The payment described in Section 5.1 shall be made upon the approval described therein, but shall be refunded as provided therein if the Secretary does not provide approval as provided in this Section 21. The payment described in Section 5.2 shall not be refunded to Westmoreland if the Secretary does not provide approval of the Exploration Agreement and Coal Lease, as long as the MMS Settlement Agreement referenced in Section 5.2 has been fully approved according to its separate terms.

Confidential materials omitted and filed separately with the SEC. Asterisks denote omissions.
21.5 Approval of This and Related Agreements. Approval of this Exploration Agreement by the Secretary, the Crow Tribe, and Westmoreland constitutes approval of all other agreements and exhibits attached or incorporated herein, specifically including the Coal Lease, and further secretarial approval of those agreements shall be unnecessary. It is the finding of the Secretary, by the approval of this Exploration Agreement, that such approval is in the best interests of the Crow Indian Tribe, and any regulations that are, in any way, inconsistent with the rights granted herein, are waived.
21.6 Approval of Agreements Does Not Constitute Permission to Mine. The Secretary’s approval of the Exploration Agreement and the Coal Lease do not constitute approval or authorization of any surface disturbing activities from an environmental perspective. All parties acknowledge that future NEPA (National Environmental Policy Act, 42 U.S.C. § 4321, et seq.) compliance will be necessary for exploration/development, drilling, and mining. it is contemplated that future NEPA compliance will involve environmental analysis satisfactory to the BIA, BLM, and OSM prior to authorization and permitting for mining. Therefore, the approval provided by this section does not constitute issuance or approval of any required exploration, drilling, or mining permit or plan.
SECTION 22 FEDERAL TRUST AND SUPERVISION
22.1 Federal Trust Responsibilities. While the mineral interests and certain lands covered by this Exploration Agreement and the Coal Lease are in trust or restricted status, all of Westmoreland’s obligations under this Exploration Agreement and the Coal Lease, and the obligations of its sureties, are to the United States as well as to the Crow Tribe, and all payments to the Crow Tribe provided herein or therein will be made to the Superintendent for the use and benefit of the Crow Tribe, and payments shall be made according to applicable federal regulations. Nothing contained in this Exploration Agreement or the Coal Lease shall operate to delay or prevent a termination of Federal trust responsibilities with respect to the lands covered by this Exploration Agreement or the Coal Lease; however, such termination shall not serve to abrogate this Mining Area Agreement or the Coal Lease.
22.2 Relinquishment of Supervision. Should the Secretary, at any time during the term of this Exploration Agreement or the Coal Lease, relinquish supervision as to all or part of the lands covered by this Exploration Agreement or the Coal Lease, the relinquishment shall not bind Westmoreland until it has received from the Secretary thirty (30) days written notice of such relinquishment. After notice of relinquishment has been received, this Exploration Agreement and the Coal Lease are subject to the following further conditions:
a.	Payments. All payments payable after such notice attributable to tribally owned Coal relinquished from supervision shall be paid directly to the Crow Tribe.
b.
Effect on Bonding Requirements. If at the time supervision is relinquished by the Secretary as to all the tribally-owned Coal within the Mining Area or Facilities Area, Westmoreland has made all payments due under this Exploration Agreement or the Coal Lease and has fully performed all obligations to be performed up to the time of such relinquishment, then any bond given to secure the performance of this Exploration Agreement or the Coal Lease and on file in the office of the Bureau of Indian Affairs shall be cancelled and released.

Confidential materials omitted and filed separately with the SEC. Asterisks denote omissions.
If at the time of any such relinquishment of supervision by the Bureau, Westmoreland has not performed all obligations imposed upon it hereunder or under the Coal Lease, Westmoreland shall file with the Crow Tribe a bond (“New Bond”) in favor of the Crow Tribe in a principal amount equal to that immediately theretofore in force with the Bureau of Indian Affairs and conditioned upon the performance by Westmoreland of those undertakings provided for in the bond (“Old Bond”) immediately theretofore in force with the Bureau. The new Bond shall be continued in force until Westmoreland performs all obligations secured thereby, provided, however, that such New Bond shall not be required until the Old Bond filed with the Bureau has been released.
SECTION 23 DEFAULT
23.1 Conditions of Default. The breach by Westmoreland or the Crow Tribe of any of the terms and conditions of this Exploration Agreement of the Coal Lease shall constitute a default hereunder.
23.2 Default Procedures. If a party believes a default has occurred, it may notify the other party in writing of such alleged default, specifying its nature. The parties shall meet within thirty (30) days to attempt to agree in whether there is such a default and, if so, on an appropriate remedy. If the parties are unable to agree, the complaining party may, within sixty (60) days after giving notice of such default, begin arbitration proceedings as provided for in this Exploration Agreement.
a.
Non-Monetary Default. If the arbitrator decides that a non-monetary default has occurred, the defaulting party shall have one hundred and eighty (180) days after receipt of the decision finding a default to cure such default, provided, however, such one hundred and eighty (180) day period shall be extended to include any period during which the defaulting party prosecutes with diligence and to completion an attempt to cure such non-monetary default, if it cannot be cured within one hundred and eighty (180) days.

b.
Monetary Default. If the arbitrator decides a monetary default has occurred, the defaulting party shall have sixty (60) days after receipt of the decision finding such a default to cure that default. If such default is not cured as required, the complaining party, in addition to seeking other remedies available at law, may ask the arbitrator to impose penalties or sanctions; provided, any sanction that involves termination of all or part of this Exploration Agreement or the Coal Lease because such uncured default shall be effective only after a determination by the arbitrators that the defaulting party has acted willfully in failing to cure the default.

Confidential materials omitted and filed separately with the SEC. Asterisks denote omissions.
23.3 Remedies for Westmoreland’s Default. If default by Westmoreland is not cured as required by the arbitrators, the Crow Tribe may request, and the arbitrators may order, a termination of this Exploration Agreement or the Coal Lease as to the Prospect Area or the Mining Area with respect to which the default occurred.
23.4 Remedies of Secretary. The parties hereto expressly recognize this section does not limit the options of the Secretary, in the exercise of the Secretary’s trust responsibilities, under this Exploration Agreement.
SECTION 24 TERMINATION
Termination Rights. At any time prior to the effective date of the Coal Lease as provided in Section 9.2 herein, Westmoreland may terminate this Exploration Agreement. In the event of termination, any payments made pursuant to Section 5 which are refundable in the event the option to lease is not exercised, shall be refunded according to the terms of Section 5.
SECTION 25 MISCELLANEOUS
25.1 Operating Subsidiaries. Westmoreland may assign any portion of the Exploration Agreement or Coal Lease to an Operating Subsidiary, or sublease any portion of the Coal Lease to an Operating Subsidiary. Westmoreland guarantees the performance of any Operating Subsidiary to which any portion of the Exploration Agreement or Coal Lease is assigned or to which any lands covered therein are subleased.
25.2 Waiver. No failure by either party to insist upon the strict performance of the terms or conditions of this Exploration Agreement or to exercise any right or remedy consequent upon the breach thereof, or to complain of any act or omission by the other party and no acceptance of full or partial payments during the continuance of such breach constitutes a waiver of any terms or conditions of this Exploration Agreement to be performed or observed by the parties.
25.3 Notices. Unless otherwise specified, all notices, requests, statements, and other information shall be in writing and delivered to or sent by registered or certified mail, with return receipt requested, postage prepaid, to the address of the party as set out below, and shall be effective upon receipt.
If to the Crow Tribe:
Chairperson
The Crow Tribe of Indians
Crow Tribal Council
Crow Agency, Montana 59022
and
Crow Tribe Legal Department
P.O. Box 340
Crow Agency, MT 59022

Confidential materials omitted and filed separately with the SEC. Asterisks denote omissions.
If to Westmoreland:
President
Westmoreland Resources, Inc.
P.O. Box 449
Hardin, MT 59034
and
General Counsel
Westmoreland Coal Company
2 North Cascade Avenue, Third Floor
Colorado Springs, CO 80903-1614
And if to the Bureau of Indian Affairs:
Superintendent
Bureau of Indian Affairs
Crow Agency
P.O. Box 69
Crow Agency, MT 59022
25.4 Applicable Law. This Exploration Agreement shall be construed in accordance with the laws of the state of Montana. It is the intention of the parties that this provision shall relate only to matters of contract construction, and that such provision shall in no way be construed to authorize the imposition of Montana regulatory law relative to Mining Activities undertaken by Westmoreland within the exterior boundaries of the Crow Reservation.
25.5 Headings. The captions of sections and underlying provisions in this Exploration Agreement are for convenience of reference only and are not to be considered a part of the text or to be used to interpret any provision of this Exploration Agreement.
25.6 Invalidity. If any court shall hold any part of this Exploration Agreement to be invalid, such holding shall not invalidate any other part of this Exploration Agreement.
25.7 Legal Counsel. Each party acknowledges it has had the advice and representation of legal counsel in negotiating and entering into this Exploration Agreement, and the parties recognize that each party has been actively involved in drafting such Exploration Agreement.

Confidential materials omitted and filed separately with the SEC. Asterisks denote omissions.
25.8 Interest. Except as otherwise specifically provided, any sums payable under this Exploration Agreement which are not paid when due shall thereafter bear simple interest, from the date due until paid, at the fixed rate of prime plus two percent (2%).
25.9 Transfer of Lands Subject to This Exploration Agreement. The Crow Tribe shall retain the right to sell, trade, transfer, or otherwise convey any surface it owns of the Prospect Area, Mining Area, or Facilities Areas, as the case may be. Any such conveyance shall, however, be subject at all times to the rights acquired by Westmoreland in such lands pursuant to this Exploration Agreement and the Coal Lease.
SECTION 26 ARBITRATION
26.1 Exclusive Mechanism for Settlement of Disputes. Except as otherwise provided herein, all disputes as to the application or interpretation of this Exploration Agreement, or the breach, default, termination, or invalidity thereof, shall be settled by arbitration as provided for in this section. The arbitrators shall not have the authority to add to, delete from, or otherwise change this Exploration Agreement. The decision of the arbitrators shall be final and binding upon the parties. The Commercial Arbitration Rules of the American Arbitration Association shall be applicable, except as modified herein.
26.2 Arbitration Process.
a.	Commencement of Arbitration. Arbitration shall be commenced by written notice of the existence of a dispute and a demand for arbitration.
b.
Selection of Arbitrators. In the event of arbitration, Westmoreland shall select one arbitrator, the Crow Tribe shall select one arbitrator, and those two arbitrators shall select a mutually satisfactory third arbitrator. Westmoreland and the Crow Tribe shall select their respective arbitrators within thirty (30) days of receipt of the arbitration demand. The two arbitrators the parties select shall select a third, or announce their inability to do so, within thirty (30) days of their selection. In the event the two arbitrators selected by the parties are unable to agree on a third arbitrator, the parties agree that they shall request the federal judge for the United States Federal District Court for the District of Montana to appoint a third arbitrator from lists provided by the parties.

c.
Arbitrator Requirements. All arbitrators shall be competent and professionally experienced in the technical and/or legal matters in dispute in the arbitration. The parties agree that none of the arbitrators shall be enrolled members of the Crow Tribe or employees, advisors, stockholders, or bondholders of Westmoreland or any organization affiliated with Westmoreland.

Confidential materials omitted and filed separately with the SEC. Asterisks denote omissions.
d.
Schedule. Within thirty (30) days of selection of the full panel of arbitrators, the arbitrators will select a chairperson and hold a conference by telephone with representatives of the parties to calendar discovery, information or briefing submittal dates, a hearing date, and address such other issues as shall ensure an economical, efficient, and timely resolution of the dispute. The hearing shall be scheduled no more than one hundred eighty (180) days from the date of this conference. The arbitrators shall issue their decision no more than thirty (30) days following the hearing.

e.
Discovery. Deposition and written discovery shall be reasonably limited by the arbitrators to achieve economical resolution of the dispute. Except in exceptional circumstances, or by mutual agreement of the parties, two sets of not more than sixty (60) interrogatories and ten (10) document requests and depositions of opposing experts and no more than five (5) fact depositions shall be deemed adequate.

f.
Arbitration Hearings and Costs. Unless mutually agreed, arbitration hearings shall be held in Billings, Montana. At such hearings, the parties may present evidence and may cross-examine the witnesses of the other party. After hearing both parties, the arbitrator shall promptly make a decision in writing upon the question or questions submitted and serve a copy of such award upon each party hereto.

The cost of arbitration proceedings shall initially be paid by the party requesting the arbitration, but if that party prevails in the proceedings, it shall be reimbursed by the other party. Any question of cost shall be determined by the arbitrators in the course of their decision and/or award.
26.3 Procedure for Noncompliance. If either party fails to comply with the arbitrators’ decision, the other party shall file and serve a complaint against the party in noncompliance with the arbitrators’ decision in federal district court to enforce the arbitrator’s decision in accordance with that court’s rules of procedure.
26.4 Recognition of Secretary’s Authority. The parties specifically recognize that the Secretary’s authority herein shall not be infringed upon or diminished pursuant to this section.
SECTION 27 SURVIVAL OF CONTRACT PROVISIONS
27.1 Upon Termination. Upon termination of this Agreement pursuant to Section 24, or if the Agreement expires without exercise by Westmoreland of its option to lease, the obligations in Section 3.3 and Sections 4 and 5.2 survive; and the provisions of Sections 19 and 26 shall survive and be applicable to any disputes which may arise with respect to this Agreement.

Confidential materials omitted and filed separately with the SEC. Asterisks denote omissions.
27.2 Upon Exercise of Option. Upon exercise by Westmoreland of its option to lease provided herein, all provisions of this Exploration Agreement applicable to any activities related to the Coal Lease, including all Mining Activities, all efforts to acquire permits, property, surface rights or easement accesses, licenses, or any other activities necessary or convenient to engage in Mining Activities pursuant to the Coal Lease, including, without limitation, the definitions and Sections 4 and 10 through 26 survive and apply as provided herein and in the Coal Lease to the Coal Lease. Any conflict between the Exploration Agreement and the Coal Lease shall be resolved in favor of the Coal Lease. Further, Section 6 shall survive and amend the Tract III Lease as provided therein.
IN WITNESS WHEREOF, the parties have executed this Exploration Agreement on the day and year first above mentioned.

CROW TRIBE OF INDIANS
/s/ Carl E. Venne
Chairperson

ATTEST:		WESTMORELAND RESOURCES, INC.

By:	/s/ Darrell Myran	/s/ Thomas L. Rossetto

	Secretary	President & Chief Executive Officer

APPROVED:

/s/ Keith Beartusk for Secretary of Interior

9/28/04
Date of Approval
Approved pursuant to the provisions of the Indian Mineral
Development Act of 1982 (PL 97-382, 96 Stat. 1938, 25 USC 2101)
209 DM 8, 230 DM 1, and to the Rocky Mountain Regional Director by 3 IAM 4 (Release No. 99-03)
ACKNOWLEDGEMENT OF CROW TRIBE OF INDIANS

State of Montana	)
	:	ss
County of Big Horn	)

Confidential materials omitted and filed separately with the SEC. Asterisks denote omissions.
On this 13 day of February, 2004, before me, the undersigned, a Notary Public for the State of Montana, personally appeared, Carl E. Venne, known to me to be the persons that executed the within instrument and acknowledged to me that they executed the same.
IN WITNESS WHEREOF, I have hereunto set my hand and affixed my seal the day and year first above written.

/s/ William A. Forsythe
William A. Forsythe
Print or Type Name Notary Public for the State of Montana Residing at Billings, Montana My Commission expires: 09/29/06 MM/DD/YY
ACKNOWLEDGEMENT OF WESTMORELAND RESOURCES, INC.

State of Montana	)
	:	ss
County of Big Horn	)
On this 13 day of February, 2004, before me, the undersigned, a Notary Public for the State of Montana, personally appeared, Thomas L. Rossetto, known to me to be the persons that executed the within instrument and acknowledged to me that they executed the same.
IN WITNESS WHEREOF, I have hereunto set my hand and affixed my seal the day and year first above written.

/s/ William A. Forsythe
William A. Forsythe
Print or Type Name Notary Public for the State of Montana Residing at Billings, Montana My Commission expires: 09/29/06 MM/DD/YY

Confidential materials omitted and filed separately with the SEC. Asterisks denote omissions.
SCHEDULE OF EXHIBITS

Exhibit A	Coal Lease
Exhibit B	Map
Exhibit C	MMS Settlement Agreement
Exhibit D	Tribal Act
Exhibit E	Opinion — Tribal Attorney
Exhibit F	Opinion — Westmoreland

Confidential materials omitted and filed separately with the SEC. Asterisks denote omissions.
Exhibit A
COAL MINING LEASE — CROW TRIBAL LANDS — COAL LEASE
Filed as Exhibit 10-51 to Westmoreland Coal Company’s Annual Report on Form 10-K/A filed on May 8, 2009, incorporated by reference herein.

Confidential materials omitted and filed separately with the SEC. Asterisks denote omissions.
Exhibit B

R. 37 E. | R. 38 E.
BN
RAILROAD
TRACT III LEASE
FUTURE MINING AREA
FACILITIES
AREA
T.
1
N.
T.
1
S.
TRACT III
LEASE
BOUNDARY
CROW
INDIAN
RESERVATION
8
9
10
12
ESTIMATED
MINING
AREA
17
16
15
13
20
21
22
N
PROSPECT
AREA
R. 37 E. | R. 38 E.
SCALE
LEGEND
SOUTH EXTENTION AREA

EXHIBIT B
SOUTH EXTENTION - ABSALOKA MINE

WESTMORELAND RESOURCES Inc.

Confidential materials omitted and filed separately with the SEC. Asterisks denote omissions.
SOUTH EXTESION — ABSALOKA MINE
Prospect Area on the land described as follows:
Township 1 South, Range 37 East, M.P.M., Big Horn County, Montana

Section 1:	Lots 9, 10, 11, 12
Section 12:	All
Section 13:	All
Township 1 South, Range 38 East, M.P.M., Big Horn County, Montana

Section 8:	S1/2 , and Lots 5, 6, 7, 8
Section 9:	S1/2 , and Lots 5, 6, 7, 8
Section 10:	S1/2 , and Lots 5, 6, 7, 8
Section 11:	Lots 3, 4, 14
Section 14:	Lots 1, 2, 3, 4
Section 15:	All
Section 16:	All
Section 17:	All
Section 20:	All
Section 21:	All
Section 22:	All
Section 23:	Lots 1, 2, 3, 4
Prospect Area ~~contains 6,502 acres~~ more or less
Estimated Mining Area contains 2,702 acres more or less

Confidential materials omitted and filed separately with the SEC. Asterisks denote omissions.
Exhibit C
SETTLEMENT AGREEMENT AND MUTUAL RELEASE
This Settlement Agreement and Mutual Release (“Settlement Agreement”) is made among Westmoreland Resources, Inc., formerly known as Westmoreland Resources, a partnership, (collectively referred to as “WRI”), the Crow Tribe of Indians of the Crow Reservation (“Crow Tribe”), and the United States Department of the Interior (“DOI”) through the Minerals Management Service (“MMS”) and the Bureau of Indian Affairs (“BIA”), (hereinafter collectively referred to as the “parties”).
RECITALS
A. In June 1970, the Crow Tribe offered three coal prospecting permits in the Crow Ceded Strips — Tracts I, II, and III. WRI was the successful bidder for these three coal prospecting permits. On June 6, 1972, WRI converted Tract III to lease. The original Tract III lease was designated as contract No. 14-20-0252-3863 and provided for a $0.175 per ton royalty for coal shipped from the Tract III lands.
B. On November 26, 1974, the Crow Tribe and WRI signed an Amended Coal Mining Lease Indian Lands for Tract III, designated as Contract No. 14-20-0252-4088 (“1974 Amended Tract III Lease”). On the first 77 million tons sold from the Tract III lands under four (4) then-existing coal supply agreements, the royalty was the greater of 6% of the F.O. B. mine price, or $0.25 per ton in 1974-75 , $0.30 per ton in 1976-77, and $0.35 per ton in 1978 and thereafter. This royalty was not subject to renegotiation until the first 77 million tons had been shipped.
C. In 1978, the Crow Tribe filed suit in Federal Court challenging the State of Montana’s (“State’s”) right to tax coal mined on the Crow Reservation and the Ceded Strip. In the late 1970’s, Judge Battin ruled in the State’s favor on their motion for summary judgment. The Crow Tribe appealed, and the U.S. Court of Appeals for the Ninth Circuit remanded the case to Judge Battin for a trial on the merits. Shortly after the case was remanded, the Crow Tribe’s attorney asked WRI to join the Crow Tribe in a motion to have the Tract III production taxes that WRI was then paying to the State placed in escrow until the issue was settled judicially. In return, WRI asked that the 1974 Amended Tract III Lease be further amended to reflect this understanding between the Crow Tribe and WRI. In due course, the Courts decided that the State could not impose a severance tax on coal produced from Crow Tribal lands.
D. On July 10, 1982, in keeping with the understanding in Recital C above, the Crow Tribe and WRI amended the 1974 Amended Tract III Lease to provide (i) that WRI would pay the Crow Tribe a severance and gross proceeds tax equal to the State’s tax, less any tax that WRI was obligated to pay the State and (ii) that the severance tax and gross proceeds taxes are the only taxes that WRI is required to pay the Crow Tribe.

Confidential materials omitted and filed separately with the SEC. Asterisks denote omissions.
E. On June 15, 1972, WRI signed four (4) coal supply agreements, including one with Northern States Power (“NSP”) for the sale of 2.9 million tons per year for 20 years (“1972 NSP CSA”). These initial coal deliveries to to NSP were for consumption by NSP’s Sherburne County Units 1 and 2 Generating Stations. In turn, NSP’s Sherburne County Unit 3 (“Sherco Unit 3”) was designed to burn Tract III Coal.
F. The 1972 NSP CSA was subject to a market re-opener effective January 1, 1988. Pursuant to this market re-opener process, there were multiple bidders for the Sherco Unit 3 requirements. On July 24, 1986, WRI and NSP executed the Amended Coal Purchase Agreement, to include a reduced sales price, a tonnage reduction to 1.5 million tons per year, and a contract extension through 2005 (“1986 Amended NSP CSA”).
G. When the 1986 Amended NSP CSA was being negotiated, Sherco Unit 3 was under construction, and the revised annual tonnage commitment was geared to the anticipated NSP fuel requirements for Sherco Unit 3. At the same time, and given the unique coal quality specifications of Sherco Unit 3, NSP desired to lock in a long-term fuel supply from the Tract III reserves. This further fuel supply requirement was accomplished pursuant to Section 12 of the 1986 Amended NSP CSA, amending Section 17 of the original 1972 NSP CSA, and granting NSP an option through December 31, 2005, to purchase up to an additional 200 million tons of Tract III reserves for delivery through December 31, 2050, at an annual payment of $0.0125 multiplied by the then-existing option tonnage (“1986 NSP Coal Reserve Option”).
H. On August 4, 1995, WRI and the Crow Tribe entered into a Settlement Agreement to resolve two separate litigation cases, as well as all other disputes and disagreements existing between them.
I. On June 30, 1999, WRI and NSP entered into a Letter Agreement that provided parameters for the renegotiation of the 1986 Amended NSP CSA, including the elimination of the 1986 NSP Coal Reserve Option. Effective July 1, 1999, WRI and NSP executed a revised Coal Purchase Agreement (“1999 NSP CSA”). Based upon other valuable consideration, including an increase in the coal price, the 1986 NSP Coal Reserve Option was eliminated upon execution of the 1999 NSP CSA.
J. On November 7, 2000, MMS issued a Preliminary Findings Letter that stated, in part, that WRI underpaid royalties by $1,978,823.28 on coal produced and sold from the 1974 Amended Tract III Lease from 1986 through 1999, with respect the 1986 NSP Coal Reserve Option payments received by WRI from NSP. By letter dated January 12 2001, WRI responded to the MMS Preliminary Findings Letter.
K. On May 23, 2001 MMS issued an Order to Report and Pay Additional Royalties (“Order”) to WRI reiterating its royalty underpayment demand in the amount of $1,978,823.28. The Order was based on WRI’s failure to pay royalty on the 1986 NSP Coal Reserve Option payments received by WRI from NSP between 1986 and 1999.

Confidential materials omitted and filed separately with the SEC. Asterisks denote omissions.
L. On June 21, 2001, WRI filed an administrative appeal of MMS’ Order, and on January 25, 2002, provided a Statement of Reasons. WRI’s appeal was docketed as MMS-01-0050-IND and remains pending with the MMS as of the date of this Agreement.
M. Any form of demand that has been or could be asserted by the Crow Tribe or by the MMS with respect to the 1986 NSP Coal Reserve Option payments described in this Settlement Agreement are individually and collectively referred to herein as the “Option Payment Demand.”
N. The parties desire to reach full and final settlement regarding the Option Payment Demand.
AGREEMENT
THEREFORE, in consideration of the mutual promises and covenants set forth herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Settlement Agreement hereby incorporate by reference and agree to the accuracy of the above recitals, and further agree as follows:
1. WRI agrees that it will pay $1,500,000.00 (including both principal and interest) to the MMS on behalf of the Crow Tribe with respect to the Option Payment Demand, as the same pertains to the 1974 Amended Tract III Lease, as amended. WRI will wire transfer the foregoing settlement payment within 10 business days of its receipt of a copy of this settlement Agreement fully executed by the Crow Tribe and DOI. This wire transfer shall be sent pursuant to instructions provided by MMS. If WRI does not make the foregoing settlement payment by the tenth business day following receipt of a copy of this Settlement Agreement fully executed by the Crow Tribe and DOI, WRI will pay simple interest on the settlement payment at the fixed rate of prime plus two percent (2%), with the rate fixed according to the prime rate of interest in effect on the due date. Interest shall begin to accrue on the day following the tenth business day following receipt by WRI of a fully executed copy of this Settlement Agreement.
2. Neither the Crow Tribe nor the MMS will require WRI to file amended reporting or remittance forms in connection with the payment describe in Section 1 above nor to undertake any form of restructured accounting with respect to the settlement payment required herein, or with respect to the matters settled hereby. Subject to 30 C.F.R. § 212,200, WRI is released from any and all records retention requirements for issues addressed in this Settlement Agreement.
3. WRI agrees to withdraw, with prejudice, its administrative appeal related to the MMS Option Payment Demand, docketed as MMS-01-0050-IND, within 10 business days after payment pursuant to Section 1 above.
4. Both the Crow Tribe and DOI agree that they will not issue any further information requests or demand letters that would be contrary to or inconsistent with this Settlement Agreement.

Confidential materials omitted and filed separately with the SEC. Asterisks denote omissions.
5. The Crow Tribe agrees that no additional royalties, taxes (including severance, gross proceeds, or any other form of tax or fee), or other payments or assessments will be sought by the Crow Tribe, or by any other party acting by, through, or under authority of the Crow Tribe, related to the 1974 Amended Tract III Lease, with respect to the 1986 NSP Coal Reserve Option payments received by WRI from NSP for the period from July 24, 1986, through June 30, 1999.
6. The Crow Tribe agrees that no additional taxes (including severance, gross proceeds, or any other form of tax), fees or assessments pursuant to any prior, current, or hereafter enacted Tribal law, ordinance, or resolution will be sought from WRI with respect to the 1986 NSP Coal Reserve Option payments received by WRI from NSP from July 24, 1986, through June 30, 1999.
7. The Crow Tribe will inform any government agency seeking to audit or collect any sums from WRI contrary to the terms of this Settlement Agreement of the terms of this Settlement Agreement and will request that the agency conform its actions to the terms of this Settlement Agreement.
8. The Crow Tribe and the DOI hereby release and forever discharge WRI, its parent companies and each of their respective affiliates, successors, and assigns together with all officers, directors, and employees of WRI, from any and all actions., suits, judgments, liabilities, demands, fees, obligations, interest, or civil penalties, whether known or unknown as of the date hereof, emanating from arising out of, or in any way associated with the Option Payment Demand. WRI, its parent companies and each of their respective affiliates, successors, and assigns together with all officers, directors, and employees of WRI, hereby releases and forever discharges the Crow Tribe and the DOI from any and all actions, suits, judgments, liabilities, demands, fees, obligations, interest, or civil penalties, including any and all claims for refund or credit for royalty or other payments made, whether known or unknown as of the date hereof, emanating from, arising out of, or in any way associated with the Option Payments Demand.
9. The parties agree that nothing contained herein, and no actions taken by any party hereto with regard to this Settlement Agreement, shall be construed as an admission by any party of liability as to any of the matters settled and that no action taken by any party in effectuating this Settlement Agreement may be used in any future or pending demand, administrative proceeding, litigation, arbitration, or similar action involving any of the parties, as an admission of liability in any respect.
10. Each party agrees that it will not institute any legal or other proceedings to litigate, arbitrate, appeal, or attack in any fashion any demand or issue related to the Option Payment Demand.
11. The releases contained herein shall bind and inure to the benefit of the principals, agents, employees, related or affiliated entities, representatives, successors, and assigns of the parties.
12. The parties represent that the person executing this Settlement Agreement on each party’s behalf has been duly authorized by all necessary and appropriate action to enter into this Settlement Agreement. Each party represents that it has read and understands this Settlement Agreement and that it has been represented by competent legal counsel with regard to this Settlement Agreement and the matters covered herein.

Confidential materials omitted and filed separately with the SEC. Asterisks denote omissions.
13. This Settlement Agreement is the entire agreement among the parties, an no representations, warranties, or other statements or promises have been made by any party to any other party in connection with this Settlement Agreement. This Settlement Agreement may be amended or modified only by written agreement, executed by an authorized representative for each party.
14. The parties will not publicize nor announce to public media the terms and conditions of this Settlement Agreement. The parties will exercise their best efforts to keep the terms and conditions of this Settlement Agreement confidential. If the parties make disclosures which are legally required by law, regulation, financial reporting requirements, or a valid court or agency order, the parties will exercise best efforts to minimize the distribution and the amount of information in this Settlement Agreement that is ultimately disclosed. Nothing in this Settlement Agreement shall be construed as preventing the Crow Tribe, including its Executive and Legislative Branches, from fully disclosing this Settlement Agreement to the membership of the Tribe upon their request, or holding public hearings in connection with and prior to its approval.
15. It is specifically understood and agreed that this Settlement Agreement is executed for the sole purpose of settling the Option Payment Demand described herein. Neither WRI, the Crow Tribe, nor the DOI shall be deemed to have approved, accepted, or consented to any concept, method, theory, principle, or statutory, regulatory or contractual interpretation underlying, or supposedly underlying, any of the matters agreed to herein or raised in connection with the issues settled herein. This Settlement Agreement shall have no precedential value and shall not be binding on any party as to any issues, leases, or any time periods, other than those addressed herein.
16. Nothing herein shall prevent any party from asserting and reopening any claim against another party as to the royalty computations and payments which are the subject of this Settlement Agreement for reasons of fraud or misrepresentation of material fact.
17. Nothing in this Settlement Agreement shall be interpreted to give any party a claim for recovery of any legal costs or attorney’s fees. Each party agrees that it will bear all of its own costs and expenses.
18. Nothing in this or any other agreement shall be construed so as to deprive a Federal Official of the authority to revise, amend, or promulgate regulations or to commit a Federal Official to expend funds not appropriated by Congress.
19. Nothing in this or any other agreement shall bar any party from seeking judicial relief enforcing this Settlement Agreement in any court having jurisdiction over the parties to and the subject matter of this Settlement Agreement.

Confidential materials omitted and filed separately with the SEC. Asterisks denote omissions.
20. This Settlement Agreement may be executed in two or more counterparts. It shall not be necessary that the signatures of all parties hereto be contained on any one counterpart, and each counterpart shall constitute one and the same agreement.
21. The Crow Tribe specifically and unequivocally agrees to a limited waiver of sovereign immunity to permit WRI to enforce the Crow Tribe’s obligations under this Settlement Agreement. It is agreed that this waiver of sovereign immunity is limited and extends only to WRI, its parent companies and each of their respective affiliates, and their successors in interest, and to no other parties, and that the waiver is limited to only those matters referenced in this provision. Nothing herein shall be construed as a general waiver of the Crow Tribe’s sovereign immunity.
22. A true and correct copy of Crow Tribal Legislative Resolution No. CLB 0402, enacted February 10, 2004, and approved by the Chairman on February 12, 2004, authorizing this Settlement Agreement, approving the limited waiver of sovereign immunity herein, and empowering the Tribal Chairman to execute on the Tribe’s behalf, is attached hereto as Exhibit 1.
23. This Settlement Agreement will be effective when executed by all parties.
IN WITNESS WHEEOF, the parties have executed this Settlement Agreement as of the respective dates indicated below:

WESTMORELAND RESOURCES, INC.
Dated: 2/13/2004
By:	/s/ Thomas L. Rossetto
Title:	President

CROW TRIBE OF INDIANS OF THE CROW RESERVATION
Dated: 2/13/2004
By:	/s/ Carl E. Venne
Tribal Chairman

MINERALS MANAGEMENT SERVICE
Dated:
By:

BUREAU OF INDIAN AFFAIRS
Dated:
By:
Title:

Confidential materials omitted and filed separately with the SEC. Asterisks denote omissions.
Exhibit D
JANUARY 2004 CROW TRIBAL LEGISLATURE
BILL NO. CLB0402
INTRODUCED BY CARL E. VENNE, CHAIRMAN
CROW TRIBAL EXECUTIVE BRANCH
A BILL FOR AN ACT ENTITLED “AN ACT OF THE CROW TRIBAL LEGISLATURE GRANTING FINAL APPROVAL OF THE AGREEMENT BETWEEN WESTMORELAND RESOURCES, INC. AND THE CROW TRIBE FOR THE RIGHTS TO EXPLORE AND LEASE THE ‘SOUTH EXTENSION’ OF THE ABSALOKA MINE, SETTLING THE PENDING MMS DISPUTE, AND RENEGOTIATING THE ROYALTY AND EXTENDING THE TERM OF THE EXISTING TRACT III LEASE AGREEMENT.”
WHEREAS, Westmoreland Resources, Inc. (“WRI”) currently operates the Absaloka Mine in the “ceded strip” pursuant to an amended coal mining lease with the Crow Tribe dated November 26, 1974 (“Tract III Lease”), and the royalty payable to the Tribe under that lease as amended on December 2, 1994 is subject to renegotiation effective on December 1, 2004; and
WHEREAS, there is a currently pending dispute between the WRI and the Tribe concerning the alleged underpayment of royalties to the Tribe under the existing Tract III Lease, and the preliminary findings and underpayment demand are on administrative review with the Minerals Management Service, U.S. Department of Interior (the “MMS”); and
WHEREAS, Westmoreland Resources, Inc., has proposed that WRI and the Crow Tribe enter into an Agreement pursuant to the Indian Minerals Development Act of 1982 (the “IMDA”) whereby WRI would be granted the right to explore and evaluate the coal reserves owned by the Tribe in an area located on the Crow Reservation and south of the existing Absaloka mine (the “South Extension”), and the exclusive option to lease and mine the coal located there pursuant to the lease terms in the Agreement; and
WHEREAS, the Tribe’s coal resources located in the South Extension will be necessary in order for WRI to continue mining at the Absaloka mine past 2007, and the facilities on the Tract III Lease will be necessary for the processing and shipping of coal mined from the South Extension; and
WHEREAS, the Chairman of the Executive Branch has authority and responsibility pursuant to the “enumerated powers” in Article IV, Section 3(f) of the Constitution and Bylaws of the Crow Tribe of Indians to “negotiate and approve or prevent any sale, disposition, lease or encumbrance of Tribal lands, interests in lands or other Tribal assets, including buffalo, minerals, gas and oil with final approval granted by the Legislative Branch,” and in Article IV, Section 3(k) to “negotiate and approve limited waivers of sovereign immunity when such a waiver is necessary for business purposes in accordance with Article V, Section 2(f) of [the] Constitution;” and

Confidential materials omitted and filed separately with the SEC. Asterisks denote omissions.
WHEREAS, the Legislative Branch has authority and responsibility pursuant to its “powers and duties” in Article V, Section 2(d) of the Constitution “to grant final approval or disapproval of items negotiated by the Executive Branch of Government pertinent to the sale, disposition, lease or encumbrance of Tribal lands, interests in lands or mineral assets,” and in Article V, Section 2(f) to “grant final approval of disapproval of limited waivers of sovereign immunity by the Executive Branch when waivers are necessary for business purposes;” and
WHEREAS, the Chairman and WRI have reached an agreement on the material terms for an “Exploration and Option to Lease Agreement,” which in exchange for payments of certain sums and taxes and royalties to the Tribe on Tribal coal mined, provides for (a) WRI’s right to explore the South Extension as described on Exhibit B of the Agreement, (b) the option to mine coal in the South Extension pursuant to the terms and conditions of the Coal Mining Lease set forth as Exhibit A of the Agreement, ( c) an option to extend the term of the Tract III Lease and renegotiation of the royalty rate as described in the Agreement, and (d) settlement of the MMS underpayment dispute according to the terms in the Settlement Agreement set forth as Exhibit C of the Agreement; and
WHEREAS, at the time this Bill was submitted to the Legislature in order to comply with Article V, Section 7 of the Constitution, the parties were in the process of finalizing the “Exploration and Option to Lease Agreement,” which final Agreement attached hereto has been submitted to and reviewed by the Legislature; and
WHEREAS, after approval by the Legislature and Executive Branch of the Crow Tribe, the Agreement is subject to approval by the Secretary of the Interior or her designee, and the MMS as provided in the Agreement and pursuant to applicable Federal law;
NOW THEREFORE, BE IT ENACTED BY THE LEGISLATURE OF THE CROW TRIBE:
Section 1. The following “Exploration and Option to Lease Agreement” between Westmoreland Resources, Inc., and the Crow Tribe, including all Exhibits and the limited waiver of sovereign immunity therein, is hereby granted final approval pursuant to Article V, Sections 2(d) and 2(f) of the Constitution and Bylaws of the Crow Tribe.
Section 2. The final approval granted in Section 1 extends to the “Coal Mining Lease” for the South Extension (Exhibit A), including the limited waiver of sovereign immunity contained therein, the “Settlement Agreement and Mutual Release” for the MMS dispute (Exhibit C), including the limited waiver of sovereign immunity contained therein, and the agreement to amend the parties’ existing Tract III Lease for renegotiation of the royalty, Tribal employment, and extending the term as set forth in Section 6 of the Exploration and Option to Lease Agreement.

Confidential materials omitted and filed separately with the SEC. Asterisks denote omissions.
Section 3. The Chairman of the Executive Branch is authorized to sign and execute the above-referenced agreements on behalf of the Crow Tribe.
Section 4. The final approval granted herein is effective on the date of approval of this Act, and is subject only to such further approvals as are required by Federal law.
CERTIFICATION
I hereby certify that this Bill was duly approved by the Crow Tribal Legislature with a vote of 16 in favor, 0 opposed, and 0 abstained and that a quorum was present on this 10th day of February, 2004.

/s/ D Plain Feather
Speaker of the House
Crow Tribal Legislature

ATTEST:

/s/ Jonathan D. Stone Secretary, Crow Tribal Legislature
EXECUTIVE ACTION
I hereby X approve,  _____  veto this Bill pursuant to the authority vested in the Chairman of the Crow Tribe by Article V, Section 8 and Article IV, Sections 3(f) and 3(k) of the Constitution and Bylaws of the Crow Tribe of Indians on this 12 day of February, 2004.

/s/ Carl E. Venne
Chairman, Executive Branch
Crow Tribe of Indians

Confidential materials omitted and filed separately with the SEC. Asterisks denote omissions.
Exhibit E
CROW LEGAL DEPARTMENT
Post Office Box 340 — BACHEEITCHE Avenue — Crow Agency, Montana 59022
P: 406.638.3833/3834 F: 406.638.3898
HAND DELIVERED
February 13, 2004
W. Anderson Forsythe, Esq.
MOULTON, BELLINGHAM, LONGO & MATHER, P.C.
P.O. Box 2559
Billings, MT 59103-2559
Re: Crow Tribe/ Westmoreland Resources, Inc. South Extension Agreements
Dear Mr. Forsythe:
This opinion letter is issued pursuant to Section 20.2 of the “Exploration and Option to Lease Agreement” of this same date by and between your client, Westmoreland Resources, Inc., and the Crow Tribe (the “Exploration Agreement”).
This Department, and particularly myself, have advised the Executive Branch of the Crow Tribe on matters related to the Exploration Agreement, including the “Coal Mining Lease” and the “Settlement and Mutual Release” incorporated therein as Exhibits A and C, respectively (collectively, the “Agreements”). The opinions expressed in this letter are based on our review of the following:
1.	The Constitution and Bylaws of the Crow Tribe of Indians adopted effective July 14, 2001 (hereinafter, the “Constitution”);
2.
The Act of the Crow Tribal Legislature, denoted as CLB0402, granting final approval of the Settlement Agreement, enacted on February 10, 2004, and approved by the Chairman of the Executive Branch on February 12, 2004 (hereinafter, the “Act”);

3.	The Bills submitted by the Executive Branch to the Legislature for approval of the Agreements;
4.	The Agreements themselves; and
5.	Our general knowledge of the operation of the Tribal Government under the Constitution since November 2002, participation in negotiations between the Tribal Chairman and

Confidential materials omitted and filed separately with the SEC. Asterisks denote omissions.
Westmoreland Resources, and participation in the Legislature’s proceedings culminating in the Act.
The opinions expressed in this letter are further based on the following legal conclusions:
Article IV, Section 3(f) of the Constitution grants the Executive Branch of the Tribal Government, among its enumerated powers and subject to any limitations imposed upon such powers by the statutes and laws of the United States, the authority to “negotiate and approve or prevent any sale, disposition, lease or encumbrance of Tribal lands, interests in lands or other Tribal assets, including buffalo, minerals, gas and oil with final approval granted by the Legislative Branch[,]” and in Article IV Section 3(k) to “negotiate and approve limited waivers of sovereign immunity when such a waiver is necessary for business purposes in accordance with Article V, Section 2(f) of [the] Constitution.” Although not specifically stated in the Constitution, it is our opinion, based on an overall reading of the Constitution in the context of Tribal history, recognition by the Tribal membership and Federal and State agencies and officials, acquiescence by the other elected Executive Branch officials, and practical feasibility, that the enumerated powers of the Executive Branch may be exercised by the duly elected Chairman of the Executive Branch without concurrence by the other elected Executive Branch officials. The subject of the Agreements is a disposition, lease or encumbrance (or prevention thereof) of interests in Tribal lands or assets, and the Agreements contain limited waivers of sovereign immunity that, in my opinion, were necessary for the business purpose of concluding the Agreements with Westmoreland Resources. Negotiation of the Agreements, including the limited waivers of sovereign immunity, was conducted by and under the direction of the Chairman of the Executive Branch, the Honorable Carl E. Venne, and the Agreements have been approved by Chairman Venne. Therefore, with the final approval of the Legislative Branch as discussed below, the negotiation and approval of the Agreements was authorized by and consistent with Article IV, Sections 3(f) and (k) of the Constitution.
The Legislative Branch of the Crow Tribal Government has authority pursuant to its “power and duties” in Article V, Section 2(d) of the Constitution “to grant final approval or disapproval of items negotiated by the Executive Branch of Government pertinent to the sale, disposition, lease or encumbrance of Tribal lands, interests in lands or mineral assets[,]” and in Article V, Section 2(f) to “grant final approval or disapproval of limited waivers of sovereign immunity by the Executive Branch when waivers are necessary for business purposes[.]” The Executive Branch submitted the proposed legislation for approval of the Agreements to the Secretary of the Legislature within the time fixed by the Secretary to comply with Article V, Section 7 of the Constitution for the quarterly October 2003 and January 2004 Sessions of the Legislature. On February 10, 2004, during a duly called meeting of the regular January 2004 Session of the Legislature, and with a quorum present as specified in Article V, Section 3 of the Constitution, a majority of the members of the Legislature voted in favor of the Act approving the Agreements and the limited waivers of sovereign immunity contained therein, “subject only to any such further approvals that are required by Federal law.” Therefore, the final approval by the Legislative Branch of the Tribal Government by the Act was authorized by and consistent with Article V, Sections 2(d) and (f) of the Constitution. Section 3 of the Act properly authorizes the Chairman of the Executive Branch to sign and execute the Agreements on behalf of the Crow Tribe.

Confidential materials omitted and filed separately with the SEC. Asterisks denote omissions.
Therefore, based on the foregoing, and subject only to such further approvals as are required by Federal law with respect to the Tribe’s obligations under the Agreements, it is my considered opinion that the Exploration Agreement, including the Coal Mining Lease and the Settlement Agreement and Mutual Release incorporated therein as Exhibits A and C, respectively, is duly authorized and validly executed by the Crow Tribe in accordance with the Tribal Constitution and Bylaws.
The opinions expressed in this letter are subject to the assumptions and qualifications set forth herein. No opinions may be implied or inferred beyond the matters expressly stated herein. Without our prior consent, this document may not be quoted in whole or in part or otherwise referred to in any document or report and may not be furnished to any person or entity other than Westmoreland Resources, Inc.

Very truly yours, CROW TRIBE LEGAL DEPARTMENT
/s/ William C. Watt
William C. Watt, Tribal Attorney
Cc: Chairman of the Crow Tribe

Confidential materials omitted and filed separately with the SEC. Asterisks denote omissions.
Exhibit F
Law Offices
MOULTON, BELLINGHAM, LONGO & MATHER, P.C.
Suite 1900, Sheraton Plaza
27 North 27th Street
P.O. Box 2559
Billings, Montana 59103-2559
Telephone (406) 248-7731
Fax (406) 248-7889
www.moultonlawfirm.com
February 13, 2004
HAND DELIVERED
Mr. William C. Watt and The Crow Tribe of Indians
c/o William C. Watt
Crow Tribe Legal Department
P.O. Box 340
Crow Agency, MT 59022
RE: Crow Tribe/ Westmoreland Resources, Inc. South Extension Agreements
We have acted as special counsel for Westmoreland Resources, Inc., in connection with the “Exploration and Option to Lease Agreement” of this date between Westmoreland Resources, Inc., and the Crow Tribe of Indians. This opinion letter is being furnished pursuant to Section 20.5 of the Exploration and Option to Lease Agreement.
This firm, including the undersigned, have advised Westmoreland Resources, Inc., on matters related to the Exploration and Option to Lease Agreement, including the “Coal Mining Lease” and the “Settlement Agreement and Mutual Release” incorporated therein as Exhibits A and C, respectively (collectively “the Agreements”).
For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of executed or conformed counterparts, or copies, or where indicated, draft but unexecuted documents, of the following:
1.	The current version of the Articles and Bylaws of Westmoreland Resources, Inc., a corporation organized under the laws of the state of Delaware, and qualified to do business in the state of Montana.
2.	The Agreements themselves.

Confidential materials omitted and filed separately with the SEC. Asterisks denote omissions.
3.
Written and verbal communication from the Chief Executive Officer of Westmoreland Resources, Inc., confirming authorization of the Board of Directors of the Company to enter into the Agreements referenced above, and the unexecuted Resolution of the Board of Directors authorizing the Chief Executive Officer of the corporation to enter into the Agreements, together with confirmation of electronic consent by the Board of Directors to said Resolution.

4.	Our general knowledge of the operation of Westmoreland Resources, Inc., and our participation in negotiations between the Crow Tribe and Westmoreland Resources, Inc.
The law covered by this opinion is limited to the law of the state of Montana in effect on this date and the laws of the United States. We express no opinion on laws that may be adopted or may become effective after this date.
We offer the following opinions:
1.
Westmoreland Resources, Inc., is a corporation duly organized, validly existing, and in good standing under the laws of the state of Delaware, and is qualified to do business in the state of Montana. Further, is has all requisite corporate power and authority to enter into the Agreements referenced above.

2.
Upon execution by the Chief Executive Officer of Westmoreland Resources, Inc., pursuant to the authority duly granted to him by the Board of Directors as described above, said Exploration and Option to Lease Agreement, as well as any exhibit or agreement executed or to be executed by said Chief Executive Officer according to the terms of the Exploration and Option to Lease Agreement, including the Coal Mining Lease and the Settlement Agreement and Mutual Release, are duly authorized and validly executed by Westmoreland Resources, Inc.

This opinion is furnished by us as counsel for Westmoreland Resources, Inc., and is solely for the purposes contemplated by the Agreements. The opinions expressed in this letter are subject to the assumptions and qualifications set forth herein. No opinions may be implied or inferred beyond the matters expressly stated herein. Without our prior consent, this document may not be quoted in whole or in part or otherwise referred to in any document or report and may not be furnished to any person or entity other than the Crow Tribe of Indians and the Crow Tribe Legal Department, and such federal governmental regulatory agencies, as have jurisdiction over aspects of the transaction referenced above, to the extent disclosure of this opinion is or may be required by applicable law or regulation.

Very Truly Yours, MOULTON, BELLINGHAM, LONGO & MATHER, P.C.
/s/ William A. Forsythe
WILLIAM A. FORSYTHE